Exhibit 99.1

News Release – July 11, 2008

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial announces regular 3rd Quarter dividend

The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular cash dividend for the third quarter of 2008.   This compares to a $.26 per share regular cash dividend for the third quarter of 2007, representing a 3.8% increase.

Total regular cash dividends paid during the first three quarters of 2008 will be $.80 per share, compared to $.77 per share paid during the same period in 2007, an increase of 3.9%.  The third quarter cash dividend will be paid on August 29, 2008 to shareholders of record at the close of business on August 8, 2008.

Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of approximately $852 million.  Its wholly-owned subsidiary, F&M Trust Company, has twenty-four community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties, Pennsylvania.